                                                                     EXHIBIT 5.1
                       [Letterhead of Kirkland & Ellis]
To Call Writer Directly:
  (212) 446-4800


                              May 23, 2000


Mattress Discounters Corporation
9822 Fallard Court
Upper Marlboro, MD 20772

          Re: Exchange Offer for $140,000,000 12 5/8% Series A Senior Notes due 2007 for $140,000,000 12 5/8% Series B
               Senior Notes due 2007.

Dear Ladies and Gentlemen:

     We have acted as counsel to Mattress Discounters Corporation (the "Company") and the Subsidiary Guarantors (together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $140,000,000 12 5/8% Series A Senior Notes due 2007 (the "Old Notes") for $140,000,000 12 5/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement". The Exchange Notes, to be guaranteed by the Subsidiary Guarantors (the "Exchange Guarantees"), are to be issued pursuant to the Indenture (the "Indenture"), dated as of August 6, 1999 by and among the Registrants and State Street Bank and Trust Company, as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $140,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Notes Exchange and Registration Rights Agreement,

Mattress Discounters Corporation
Page 2


dated as of August 6, 1999, among the Registrants, Chase Securities Inc., CIBC World Markets Corp., and BancBoston Robertson Stephens Inc.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

      1. Mattress Discounters Corporation is in good standing under the laws of the State of Delaware.

      2. The sale and issuance of the Exchange Notes has been validly authorized by the Company.

      3. When the Exchange Notes are issued pursuant to the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Registrants and the Indenture will be enforceable in accordance with its terms.

      4. The Exchange Guarantees when issued pursuant to the Exchange Offer will constitute valid and binding obligations of the Subsidiary Guarantors.

     Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of
(i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) except for purposes of the opinion in paragraphs 1 and 2, any laws except the laws of the State of New York and the laws of the State of Illinois. Our opinion in paragraph 4 is based on the General Corporation Law of Maryland with respect to T.J.B., Inc. We note that we are not admitted to practice in Maryland and as such, our opinion is based solely on our view of the applicable provisions of such statute as such statute relates to T.J.B., Inc. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern.

Mattress Discounters Corporation
Page 3


     We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                              Yours very truly,

                              KIRKLAND & ELLIS